Exhibit 107

Calculation of Filing Fee Tables

Form S-1A

Amendment 1

(Form Type)

Therapeutic Solutions International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to be Paid	Common Stock	Common stock issuable upon the conversion of Series B Convertible Preferred Stock	457	(o)	N/A	N/A	$10,000,000	$0.0001102 per $1.00	$1,102.00
Fees Previously Paid	N/A	N/A	N/A		N/A	N/A	N/A	N/A	$1,102.00
	Total Offering Amounts						$10,000,000		$1,102.00
	Total Fees Previously Paid								$1,102.00
	Total Fee Offsets								$0
	Net Fee Due								$0

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (g) under the Securities Act, based on the average of the high and low prices reported for the shares of Common Stock as reported on the OTC Markets on December 5, 2022.

(3)	The difference in registration fees stated in the recently filed S-3 on 9/27/2022 and the S-1 filed on October 31, 2022 represents the change in registration fee rate that was put into effect October 1, 2022. The fee offset was paid when the S-1 was filed.